Exhibit (e)1.10

LETTER AGREEMENT

Russell Fund Distributors, Inc.

909 A Street

Tacoma, WA 98402

Dear Sirs:

Pursuant to Introductory Section 1 of the Distribution Agreement between Frank Russell Investment Company (“FRIC”) and Russell Fund Distributors, Inc., dated January 1, 1999, FRIC advises you that it is (i) re-designating its existing Class D Shares of the existing Conservative Strategy Fund, Moderate Strategy Fund, Balanced Strategy Fund, Aggressive Strategy Fund and Equity Aggressive Strategy Fund, the 2010 Strategy Fund, 2020 Strategy Fund, 2030 Strategy Fund and 2040 Strategy Fund (the “LifePoints Funds”) to Class R3 Shares and (ii) creating Class R1 and Class R2 Shares (the “New Shares”) for the LifePoints Funds. FRIC desires Russell Fund Distributors, Inc. to serve as Distributor with respect to the New Classes pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged in return for the Distributor’s services are as set forth in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to the New Classes by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of , 2005

RUSSELL FUND DISTRIBUTORS, INC.

By:
Greg J. Stark
President